Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-175025 of Diamond Foods, Inc. on Form S-4 of our reports dated August 13, 2010, relating to the consolidated financial statements of The Procter & Gamble Company and subsidiaries and the effectiveness of The Procter & Gamble Company and subsidiaries’ internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of The Procter & Gamble Company and subsidiaries for the year ended June 30, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

August 4, 2011